  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998

                                                REGISTRATION NO. 333-42325
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3

                             AMENDMENT NO. 1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               MALLINCKRODT INC.
                      (FORMERLY MALLINCKRODT GROUP INC.)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

             NEW YORK                  675 MCDONNELL BOULEVARD                 36-1263901
 (STATE OR OTHER JURISDICTION OF            P.O. BOX 5840                   (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         ST. LOUIS, MO 63134               IDENTIFICATION NO.)
                                            (314) 654-2000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROGER A. KELLER
                               MALLINCKRODT INC.
                            675 MCDONNELL BOULEVARD
                                 P.O. BOX 5840
                              ST. LOUIS, MO 63134
                                (314) 654-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

             JOHN M. REISS                       MICHAEL A. CAMPBELL
             WHITE & CASE                       MAYER, BROWN & PLATT
      1155 AVENUE OF THE AMERICAS             190 SOUTH LASALLE STREET
       NEW YORK, NEW YORK 10036                CHICAGO, ILLINOIS 60603
            (212) 819-8200                         (312) 782-0600

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as the registrant shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, Dated June 17, 1998

                                     [LOGO]

                                  $500,000,000

                               MALLINCKRODT INC.

                                DEBT SECURITIES

                                  -----------

  Mallinckrodt Inc. (the "Company") may from time to time offer up to $500,000,000 aggregate initial offering price of its debt securities (the "Debt Securities"), on terms to be determined at the time of sale, and as more fully described under "Description of the Securities." The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific designation, the aggregate principal amount offered, authorized denominations, maturity, purchase price, rate (which may be fixed or variable) and time of payment of interest, any terms of redemption (including any sinking fund) and any other specific terms of the Debt Securities in respect of which this Prospectus and the Prospectus Supplement are being delivered (the "Securities"), together with the terms of the offering and sale of the Securities.

  The Company may sell Debt Securities to or through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of the foregoing. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of such underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------


                                  -----------

               The date of this Prospectus is       , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Such reports, proxy statements, information statements and other information filed by the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, Incorporated, 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104.

  The Company's Common Stock, $1 par value, is listed on the three aforementioned stock exchanges.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Debt Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 (as amended by Form 10-Q/A No. 1 filed June 17,
       1998), December 31, 1997 (as amended by Form 10-Q/A No. 1 filed June 17, 1998) and March 31, 1998.

  (3) The Company's current reports on Form 8-K filed on July 7, 1997, July 14, 1997, July 29, 1997, September 2, 1997, September 5, 1997 (as
      amended by Form 8-K/A filed on November 3, 1997, as further amended by Form 8-K/A No. 2 filed on March 4, 1998 as further amended by Form 8-K/A No. 3 filed on March 23, 1998 and as further amended by Form 8-K/A No. 4 filed on June 17, 1998), September 25, 1997, October 7, 1997, October 16, 1997, October 21, 1997, November 26, 1997, January 7, 1998,
      January 22, 1998, February 2, 1998, February 3, 1998, February 25, 1998, March 2, 1998 (as amended by Form 8-K/A No. 1 filed on June 17,
      1998), March 23, 1998 (as amended by Form 8-K/A No. 1 filed on June 17,
      1998), April 22, 1998, May 6, 1998 and May 22, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered a copy of any or all of the information that has been incorporated by reference herein (other than exhibits to such documents) upon written or oral request. Requests for such copies should be directed to the Corporate Secretary, Mallinckrodt Inc., 675 McDonnell Boulevard, St. Louis, MO 63134, telephone number (314) 654-2000.

                          FORWARD LOOKING STATEMENTS

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and continued pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing, and marketing of products; difficulties or delays in receiving required governmental or regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary, and fiscal policies, laws, and regulations, foreign exchange rates and fluctuations in those rates; the costs and effects of legal and administrative proceedings, including environmental proceedings and patent disputes involving the Company; and any other risk factors reported from time to time in the Company's SEC reports.

                                  THE COMPANY

  Mallinckrodt Inc. (the "Company" or "Mallinckrodt"), which was incorporated in New York in 1909, is a global company serving markets in healthcare and specialty chemicals.

HEALTHCARE

  Healthcare products are instrumental in the delivery of healthcare services and are sold primarily to hospitals and alternate care sites, clinical laboratories and pharmaceutical manufacturers on a worldwide basis. Healthcare products are impacted by a high degree of innovation and technology, by regulation from agencies such as the U.S. Food and Drug Administration, by industry standards and by markets served. They are significantly affected by conditions within the healthcare industry, including continuing legislative initiatives and public and private healthcare insurance and reimbursement programs. The healthcare markets served by the Company are imaging agents, respiratory care products and pharmaceutical specialties.

  Imaging Agents. The imaging agents business includes the manufacture, sale and distribution of products used in radiology, cardiology and nuclear medicine. Radiology products include iodinated contrast media (ionic and nonionic); ultrasound contrast agents; magnetic resonance imaging agents; and catheters for use in studies of the brain, abdominal organs, renal system, peripheral vascular system and other areas of the body to aid in diagnosis and therapy. These products are marketed in the U.S. principally by a geographically organized sales force. Internationally, these products are marketed through direct sales forces and distributors.

  The cardiology business is directed toward meeting the needs of both invasive and non-invasive cardiology in diagnosing and treating diseases of the heart and the cardiovascular system. The business currently offers both ionic and nonionic contrast agents, ultrasound contrast agents and interventional catheters and related supplies. These products are sold directly to hospitals, primarily by a dedicated sales organization within the Company's geographically organized sales force.

  Nuclear medicine products consist of radiopharmaceuticals used to provide images of numerous body organs' anatomy and function, and to diagnose and treat diseases. Nuclear medicine products are sold to hospitals and clinics in the U.S. by both a direct geographically organized sales force and through a nationwide network of nuclear pharmacies. Internationally, nuclear medicine products are marketed through direct sales forces and distributors.

  Respiratory Care Products. The respiratory care business includes products for anesthesiology, oximetry, ventilation, oxygen therapy and blood analysis. Anesthesiology products include continuous core temperature monitoring systems, fluid warming and convective warm air temperature management systems, and airway management products. Continuous core temperature monitoring and temperature management systems are utilized both in surgical procedures and postoperatively. The airway management product line consists of basic and specialty tracheal tubes, and other disposables used in hospitals for maintaining a secure airway during anesthesia and intensive care, and tracheostomy tubes which are used in hospitals and alternate site facilities for maintaining airways during respiratory care. Oximetry products include multi-function pulse oximeters and monitors for the simultaneous measurement of multiple vital signs, central stations for monitoring up to 30 patients, and oximetry sensors and disposal detectors. Ventilators assist or automatically perform a patient's breathing function. Oxygen therapy products consist mainly of oxygen concentrators and liquid oxygen systems. These products are marketed through the Company's direct sales force and through distributors in the U.S. and internationally.

  Pharmaceutical Specialties. Pharmaceutical specialties include analgesics such as acetaminophen used to control pain and fever; codeine salts, morphine and other opium-based narcotics and synthetic narcotics used to treat pain and coughs; and peptides which are used in many new pharmaceuticals. Other pharmaceutical specialties products include Toleron brand of ferrous fumarate which stimulates the formation of red blood cells; magnesium stearate for use as a tableting aid in pharmaceuticals; potassium chloride for use as a potassium supplement in pharmaceuticals and nutritionals; and other salts, chemicals and reagents used in the production of pharmaceutical and food products. All pharmaceutical specialties are marketed through distributors and by a direct sales force.

SPECIALTY CHEMICALS

  Specialty chemicals are products that possess a higher degree of technology and service than is characteristic of commodity chemicals. The specialty chemicals business includes the manufacture, sale and distribution of products which are used by customers worldwide as components, ingredients or reagents, rather than final consumer products. Specialty chemicals include laboratory and microelectronic chemicals and additives for paints and plastic coatings. Microelectronic chemicals are marketed through direct sales forces. Laboratory chemicals are sold primarily through distributors to medical, industrial, educational and governmental laboratories. Additives for paints and plastic coatings are sold through direct sales forces and selected agents. See "Strategic Repositioning" below for a discussion of the Company's plans to divest its industrial specialty chemicals business.

STRATEGIC REPOSITIONING

  To enhance its strategic position, during the last year, the Company has taken certain strategic steps to focus on its core healthcare business. The steps have included the acquisition of Nellcor Puritan Bennett Incorporated ("Nellcor") and the divestiture of several non-healthcare businesses.

  On August 28, 1997, the Company acquired Nellcor through an agreement to purchase for cash all the outstanding shares of common stock of Nellcor for $28.50 per share. The aggregate purchase price of the Nellcor acquisition was approximately $1.9 billion, which the Company funded from cash and cash equivalents plus borrowing of approximately $1.1 billion under a $2.0 billion credit facility established in July 1997. The Company believes that Nellcor's product lines in areas such as oxygen monitoring, critical care ventilation and other respiratory products are an excellent strategic fit with the Company's critical care business. The acquisition culminated a significant effort by the Company to expand its core medical products business and is expected to make the Company a more effective supplier of essential healthcare needs including those related to medical diagnosis, management of patients in critical care settings and management of pain. Consistent with its focus on its core healthcare business, on April 13, 1998 the Company sold to B/E Aerospace, for $69.7 million, the Nellcor product line servicing the aerospace industry which includes oxygen equipment, passenger service units and video systems.

  On March 31, 1997, the Company disposed of Fries & Fries, Inc., a wholly owned subsidiary which owned the Company's 50% interest in Tastemaker, which was a flavors joint venture with Hercules Incorporated. The transaction generated a net value to the Company of $550 million. On June 30, 1997, the Company disposed of its animal health segment for $405 million in cash. The Company retained certain liabilities.

  The Company is currently in the process of divesting its industrial specialty chemical businesses. These product lines include catalysts, laboratory and microelectronic chemicals, and additives for paints and plastic coatings. Ciba Specialty Chemicals Inc. purchased the additive preblend business from the Company in October 1997. The Company also sold the hydense metallic stearate business in November 1997 to Baerlocher USA. Most recently, on May 1, 1998, the Company sold its catalyst business to Engelhard Corporation for $210 million.

  The Company's corporate headquarters is located at 675 McDonnell Boulevard, St. Louis, Missouri 63134 and the telephone number is (314) 654-2000.

                                USE OF PROCEEDS

  Except as otherwise noted in any Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used primarily for debt reduction in the manner described in any Prospectus Supplement. In addition, a portion of such proceeds may be added to the general funds of the Company and may be used for general corporate purposes. Pending such a use, some portion of such funds may be invested in short-term marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                          YEARS ENDED JUNE 30,
                                      NINE MONTHS ENDED ------------------------
                                        MARCH 31, 1998  1997 1996 1995 1994 1993
                                      ----------------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges...        (1)        6.1  5.0  5.0  3.7  3.3

(1) Earnings were inadequate to cover fixed charges for the nine months ended March 31, 1998 because of noncash charges directly related to the August 28, 1997 acquisition of Nellcor. The earnings deficiency was approximately $319 million. The acquisition was accounted for as a purchase. Intangible assets directly related to the Nellcor acquisition included purchased research and development of $398.3 million. The purchased research and development represents the value of medical devices still in the development stage and not considered to have reached technical feasibility. This intangible asset, which had no tax benefit, was charged to results from continuing operations during the first quarter of fiscal 1998. In addition, the sale of inventories stepped up to fair value at acquisition resulted in charges of $75.4 million, $46.7 million net of taxes, for the nine months ended March 31, 1998. Excluding these noncash acquisition-related charges, the ratio of earnings to fixed charges would have been 2.8.

                               ----------------

  The ratio of earnings to fixed charges is based on earnings from continuing operations and has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes and fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest, one-third of rental expense (net of rental income from subleased properties), which is considered to be representative of the interest factors in the leases, and the Company's proportionate share of interest expense of 50%-owned entities accounted for by the equity method before reduction for capitalized interest, and amortization of debt discount and expenses.

                         DESCRIPTION OF THE SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The Debt Securities are to be issued under an Indenture dated as of March 15, 1985, as amended and restated as of February 15, 1995 and as may be further amended and supplemented (the "Indenture"), between the Company and First Trust of New York, National Association, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The particular terms of the Securities and the extent, if any, to which such general provisions may apply to the Securities will be described in the Prospectus Supplement relating to such Securities.

  The following summary of the material provisions of the Indenture does not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain terms. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference.

GENERAL

  The Indenture does not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness which may be issued thereunder (such debentures, notes or other evidences of indebtedness issued under the Indenture being herein referred to as the "Securities"). The Indenture provides that Securities may be issued from time to time in one or more series. The

Securities will be unsecured obligations ranking equally with each other and with other unsecured and unsubordinated indebtedness of the Company.

  The Prospectus Supplement relating to the particular Securities offered thereby will describe the following terms of the Securities: (1) the title of the Securities; (2) any limit on the aggregate principal amount of the Securities; (3) the record date for determining the persons to whom any interest on any Securities of the series will be payable; (4) the date or dates on which the principal of the Securities will be payable; (5) the rate or rates (or formula for determining such rates) at which the Securities of the series will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and the record dates for the determination of Holders to whom interest is payable; (6) whether the interest rate or interest rate formula for Securities of the series may be reset at the option of the Company or otherwise, and the date or dates on which such interest rate or interest rate formula may be reset; (7) the place or places where the principal and interest on the Securities of the series will be payable and the place or places where the Securities may be surrendered for registration of transfer or exchange;
(8) the date, if any, after which the Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (9) any mandatory or optional sinking fund or analogous provisions; (10) the currency or the composite currency in which the Securities are denominated (the "Specified Currency"); (11) the currency or currencies of payment of principal of and any premium and interest on the Securities if other than the Specified Currency; (12) any index used to determine the amount of payments of principal of and any premium and interest on the Securities; (13) any additional covenants applicable to the Securities; and (14) any other terms of the Securities (which terms will not be inconsistent with the provisions of the Indenture). Unless otherwise indicated in the Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Securities will be payable, and transfers of the Securities will be registrable, at the Corporate Trust Office of the Trustee (currently located at 100 Wall Street, Suite 1600, New York, New York 10005), provided that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Sections 3.01, 3.03, 3.06 and 5.02)

  Unless otherwise indicated in the Prospectus Supplement, the Securities will be issued only in fully registered form without coupons in denominations of 1,000 units of the Specified Currency or any integral multiple thereof. (Section 3.02) No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.06) If any of the Securities are denominated in a Specified Currency other than U.S. Dollars or if the principal, premium and/or interest with respect to any series of Securities is payable in a Specified Currency other than U.S. Dollars, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Securities related to such Specified Currency will be set forth in the applicable Prospectus Supplement. The Company shall not be required to (i) issue, register the transfer of, or exchange Securities of any series during the period from 15 days prior to the mailing of notice of redemption of Securities of that series to the date of such mailing or (ii) register the transfer of or exchange any Security so selected for redemption, except the unredeemed portion of any Security being redeemed in part. (Section 3.06) Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any Security that is issued with "original issue discount" for Federal income tax purposes (which may include an Original Issue Discount Debt Security) will be described in the Prospectus Supplement relating thereto. The Prospectus Supplement may indicate terms for redemption at the option of a Holder. Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indenture and the Securities would not provide for redemption at the option of a Holder nor afford Holders protection in the event of a highly leveraged or other transaction that may adversely affect Holders.

CERTAIN DEFINITIONS

  The following terms are defined substantially as follows in Section 1.01 of the Indenture and are used herein as so defined.

  Consolidated Net Tangible Assets. (a) The total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt, and other like intangibles (except prepaid royalties), which, in each case, under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries, less (b) loans, advances, equity investments and contingent liabilities of every nature (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding which were made or incurred by the Company and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Unrestricted Subsidiaries and which at the time of computation are not Subsidiaries.

  Principal Facility. Any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Restricted Subsidiary, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) of in excess of two percent of the Consolidated Net Tangible Assets of the Company and the Restricted Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

  Restricted Subsidiary. Any corporation in which the Company directly or indirectly owns voting securities entitling it to elect a majority of the directors and (a) which (i) existed as such on the date of the Indenture or is the successor, directly or indirectly, to, or owns, directly or indirectly, any equity interest in, a corporation which so existed, (ii) has its principal place of business and the principal location of its assets in the United States (including its territories and possessions) or Canada or both, (iii) has as its principal business a business other than the financing of the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property or the owning, leasing, dealing in or developing of real property for residential or office building purposes and (iv) substantially all of the assets of which do not consist of the securities of a Subsidiary which is an Unrestricted Subsidiary (as defined in the Indenture), or (b) which, pursuant to the terms of the Indenture, is designated a Restricted Subsidiary by the Company after the date of the Indenture; provided, however, the Company may not designate a Subsidiary to be a Restricted Subsidiary if the Company would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation). None of the existing principal operating subsidiaries of the Company are Restricted Subsidiaries under the Indenture.

  Sale and Leaseback Transaction. Any sale or transfer made by the Company or one or more Restricted Subsidiaries (except a sale or transfer made to the Company or one or more Restricted Subsidiaries) of any Principal Facility which (in the case of a Principal Facility which is a manufacturing plant, warehouse, office building or developed mining property) has been in operation, use or commercial production (exclusive of test and start-up periods) by the Company or any Restricted

Subsidiary for more than 120 days prior to such sale or transfer, or which (in the case of a Principal Facility which is a parcel of real property other than a manufacturing plant, warehouse, office building or developed mining property) has been owned by the Company or any Restricted Subsidiary for more than 120 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of such Principal Facility to the Company or a Restricted Subsidiary (except a lease for a period not exceeding 36 months, made with the intention that the use of the leased Principal Facility by the Company or such Restricted Subsidiary will be discontinued on or before the expiration of such period). The following shall not be deemed to create or be defined to be a Sale and Leaseback Transaction: (a) (i) the sale or other transfer of minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any nonrecourse royalty or lease arrangement or any interest in property of the character commonly referred to as a "production payment" or (b) Secured Debt otherwise permitted pursuant to the Indenture.

  Secured Debt. Any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, the Company or a Restricted Subsidiary, and any other indebtedness of the Company or a Restricted Subsidiary on which by the terms of such indebtedness interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments in connection with industrial development bonds as defined in Section 103(c)(2) of the Internal Revenue Code of 1954 (other than indebtedness owed by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to another Restricted Subsidiary or by the Company to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any Principal Facility, or (b) a Security Interest in any shares of stock owned directly or indirectly by the Company in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Company or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the maximum aggregate amount then owing thereon by the Company and its Restricted Subsidiaries.

  Security Interest. Any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

  Senior Funded Debt. Any obligation of the Company or any Restricted Subsidiary which, as of the date of its creation, was payable by its terms more than one year from the date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence), which under generally accepted accounting principles should be shown as a liability on a consolidated balance sheet of the Company and its Restricted Subsidiaries, and which, in the case of such an obligation of the Company, is not subordinate and junior in right of payment to the prior payment of the Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

  Restriction on Creation of Secured Debt. The Indenture provides that so long as the Securities of any series remain outstanding, the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt or create any Security Interest securing any indebtedness existing on the date of the Indenture which would constitute Secured Debt if it were secured by a Security Interest in a Principal Facility unless such Securities and any other indebtedness of or guaranteed by the Company or a Restricted Subsidiary which is so entitled will be secured equally and ratably (subject to applicable priorities of payment) by the Security Interest securing such Secured Debt or indebtedness, except that the Company and its Restricted Subsidiaries may incur certain Secured Debt without so securing the Securities. Among such permitted Secured

Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of certain types of property, (ii) Security Interests on property at the time of acquisition assumed by the Company or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary or the Company or a Restricted Subsidiary acquires the properties of such corporation or firm as an entirety or substantially as an entirety, (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or any Restricted Subsidiary, (iv) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (v) mechanics' and other statutory liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith, (vi) liens for taxes, assessments or governmental charges not yet due or for taxes, assessments or governmental charges which are being contested in good faith, (vii) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in case of judgment liens, execution thereon is stayed, (viii) certain landlords' liens on fixtures, (ix) Security Interests to secure partial, progress, advance or other payments or indebtedness incurred for the purpose of financing construction on or improvement of property subject to such Security Interests and (x) certain Security Interests in favor, or made at the request, of governmental bodies. Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, the Company and its Restricted Subsidiaries may have Secured Debt, without equally and ratably securing the Securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Indenture and otherwise prohibited by the Indenture plus (b) the aggregate value of Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed ten percent of Consolidated Net Tangible Assets. (Section 5.05)

  Restriction on Sale and Leaseback Transactions. The Indenture provides that so long as the Securities of any series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold or transferred or to be sold or transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the Securities, or (b) the Company or a Restricted Subsidiary shall apply within one year after the effective date of such Sale and Leaseback Transaction, or shall have committed within one year after the effective date of such Sale and Leaseback Transaction to apply, an amount equal to such net proceeds (x) to the acquisition, construction, development or improvement of properties, facilities, or equipment used for operating purposes which are, or upon such acquisition, construction, development, or improvement will be, a Principal Facility or Facilities or a part thereof or (y) to the redemption of Securities or (z) to the repayment of Senior Funded Debt of the Company or of any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment; provided that, in lieu of applying an amount equal to such net proceeds to such redemption the Company may, within one year after such sale or transfer, deliver to the Trustee Securities (other than Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of Securities by an amount equivalent to the aggregate principal amount of the Securities so delivered. (Section 5.06)

  Restrictions on Transfer of Principal Facility to Certain Subsidiaries. The Indenture provides that, so long as the Securities of any series are outstanding, the Company will not, and will not cause or permit any Restricted Subsidiary to, transfer any Principal Facility to any Subsidiary which was not a Restricted Subsidiary at the time of such transfer unless it shall apply within one year of the effective date of such transaction, or shall have committed within one year of such effective date to apply, an amount equal to the fair value of such Principal Facility at the time of such transfer (i) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) to the redemption of Securities or (iii) to the repayment of Senior Funded Debt of the Company or any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying all or any part of such amount to such redemption the Company may, within one year of such transfer, deliver to the Trustee Securities of any series (other than Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of Securities by an amount equivalent to the aggregate principal amount of the Securities so delivered. (Section 5.07)

MERGER

  The Indenture provides that the Company may consolidate with, or sell or convey all or substantially all of its assets to, or merge into any other corporation, provided that in any such case, (i) the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation; and (ii) immediately after giving effect to such transaction, no default shall have occurred and be continuing. Notwithstanding the foregoing, if, upon any such consolidation or merger of the Company with or into any other corporation, or upon any sale or conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, or upon any acquisition by the Company by purchase or otherwise of all or any part of the properties of another corporation, any Principal Facility would thereupon become subject to any Security Interest securing indebtedness not permitted by the Indenture to be Secured Debt, the Company, prior to such consolidation, merger, sale, conveyance or acquisition, will secure the Securities outstanding, equally and ratably (subject to applicable priorities of payment) with the debt secured by such Security Interest. (Article Twelve)

MODIFICATION OF THE INDENTURE

  With the consent of the Holders of more than 50% in aggregate principal amount of any series of Securities then outstanding, waivers, modifications and alterations of the terms of the Indenture may be made which affect the rights of the Holders of such series of Securities, except that no such modification or alteration may be made which will (a) extend the time of payment of the principal at maturity of, or the interest on, any such series of Securities, or reduce principal or premium or the rate of interest, without the consent of the Holder thereof, or (b) without the consent of all of the Holders of any series of Securities then outstanding, reduce the percentage of Securities of any such series, the Holders of which are required to consent
(i) to any such supplemental Indenture, (ii) to rescind and annul a declaration that the Securities of any series are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past default under the Indenture and its consequences and (iv) to waive compliance with certain other provisions contained in the Indenture. (Sections 5.09 and 11.02) In addition, as indicated under "Events of Default" below, Holders of a majority in aggregate principal amount of the Securities of any series then outstanding may waive past defaults in certain circumstances and may direct the Trustee in enforcement of remedies. The Company and the Trustee may, without the consent of any Holders, modify and supplement the Indenture (i) to evidence the succession of another corporation to the Company under the Indenture, (ii) to evidence and provide for the replacement of the Trustee, (iii) with the Company's concurrence, to add to the covenants of the Company for the benefit of the Holders, (iv) to modify the Indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act"), and for certain other purposes. (Section 11.01)

DEFEASANCE, SATISFACTION AND DISCHARGE PRIOR TO MATURITY OR REDEMPTION

  Defeasance of any Series. If the Company shall deposit with the Trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal (and premium, if any) and interest to maturity or to the redemption date, as the case may be, with respect to any series of Outstanding Securities, then the Company may cease to comply with the terms of the Indenture, including the restrictive covenants described above and the Events of Default described in clauses (d) and (e) under "Events of Default" below, except for (1) the Company's obligation to duly and punctually pay the principal of (and premium, if any) and interest on such series of Securities if the Securities are not paid from the money or securities held by the Trustee, (2) the Events of Default described in clauses (a), (b), (c), (f) and (g) under "Events of Default" below, and (3) certain other provisions of the Indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to such series, the redemption and sinking fund provisions of the Indenture. Defeasance of Securities of any series is subject to the satisfaction of certain specified conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, (ii) the perfection of the Holders' security interest in such deposit, and (iii) the absence of any conflicting interest of the Trustee under the Trust Indenture Act. (Section 13.02)

  Satisfaction and Discharge of any Series. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may also cease to comply with its obligation duly and punctually to pay the principal of (and premium, if any) and interest on a particular series of Securities, or with any Events of Default with respect thereto, and thereafter the Holders of such series of Securities shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions include, among others, except in certain limited circumstances involving a deposit made within one year of maturity or redemption, (i) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, (ii) the delivery to the Trustee by the Company of an opinion of nationally recognized tax counsel, or receipt by the Company from, or publication of a ruling by, the United States Internal Revenue Service, to the effect that Holders of the Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (iii) that such satisfaction and discharge will not result in the delisting of the Securities of that series from any nationally recognized exchange on which they are listed. (Section 13.01)

  Federal Income Tax Consequences. Under current Federal income tax law, the deposit and defeasance described above under "Defeasance of any Series" will not result in a taxable event to any Holder of Securities or otherwise affect the Federal income tax consequences of an investment in the Securities of any series.

  A deposit and discharge described above under "Satisfaction and Discharge of any Series" may be treated as a taxable exchange of such Securities for beneficial interests in the trust consisting of the deposited money or securities. In that event, a Holder of Securities may be required to recognize gain or loss equal to the difference between the Holder's adjusted basis for the Securities and the amount realized by such Holder with respect to such exchange (which generally will be the fair market value of the beneficial interest in such trust). Thereafter, such Holder may be required to include in income a share of the income, gain and loss of the trust. As described above, it is generally a condition to such a deposit and discharge to obtain an opinion of tax counsel, or receipt by the Company from, or publication of a ruling by the United States Internal Revenue Service, to the effect that such deposit and discharge will not alter the Holders' tax consequences that would have been applicable in the absence of the deposit and discharge. Purchasers of the Securities should consult their own advisors with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than Federal income tax law.

EVENTS OF DEFAULT

  As to any series of Securities, an Event of Default is defined in the Indenture as being: (a) default for 30 days in payment of any interest on the Securities of such series; (b) failure to pay principal or premium with respect to the Securities of such series, if any, when due; (c) failure in the deposit of any sinking fund installment with respect to any series of Securities when due; (d) failure to observe or perform any other covenant in the Indenture or Securities of any series (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with in the section of the Indenture governing Events of Default), if such failure continues for 60 days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series; (e) uncured or unwaived failure to pay principal of or interest on any other obligation for borrowed money of the Company (including default under any other series of Securities and including default by the Company on any guaranty of an obligation for borrowed money of a Restricted Subsidiary) beyond any period of grace with respect thereto if (i) the aggregate principal amount of any such obligation is in excess of $10,000,000 and (ii) the default in such payment is not being contested by the Company in good faith and by appropriate proceedings; (f) certain events of bankruptcy, insolvency, receivership or reorganization; or (g) any other Event of Default provided with respect to Securities of that series. (Section 7.01) The Trustee or the Holders of 25% in aggregate principal amount of the outstanding Securities of any series may declare the Securities of such series immediately due and payable upon the occurrence of any Event of Default (after expiration of any applicable grace period); in certain cases, the Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest (including sinking fund payments). (Sections 7.01 and 7.07)

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to any such series for which there are Securities outstanding which is continuing, give to the Holders of such Securities notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal (or premium, if any) or interest on any of the Securities of any series or the payment of any sinking fund installment on the Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of notice is in the interest of the Securityholders. (Section 7.08)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of such Securities shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of Securities outstanding of any series unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 8.01 and 8.02) The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has a right to receipt of principal, premium, if any, and interest (subject to certain limitations with respect to defaulted interest) on their due dates or to institute suit for the enforcement thereof. (Section 7.04)

  So long as the Securities of any series remain outstanding, the Company will be required to furnish annually to the Trustee an Officers' Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the Indenture, and specifying all such defaults, and the nature thereof, of which they have knowledge. (Section 5.08) The Company will also be required to furnish to the Trustee copies of certain reports filed by the Company with the Commission. (Section 6.03)

  The Holders of a majority in principal amount of the Securities outstanding of such series will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee, or exercising any power or trust conferred on the Trustee, provided that such direction shall be in accordance with law and the provisions of the Indenture. (Section 7.07) The Trustee will be under no obligation to act in accordance with such direction unless such Holders shall have offered the Trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby. (Section 8.02)

INFORMATION CONCERNING THE TRUSTEE

  First Trust of New York, National Association, Trustee under the Indenture, is also the trustee for the Company's 9.875% Sinking Fund Debentures due March 15, 2011, the Company's 6% Notes due October 15, 2003, the Company's 7% Debentures due December 15, 2013, the Company's 6.75% Notes due September 15, 2005, the Company's 6.5% Notes due November 15, 2007, the Company's 5.99% Series 1998-A Bond Backed Asset Trust Certificates due 2000, and the Company's 6.3% Puttable Reset Securities PURS SM * due 2011 all of which have been issued under the Indenture and are unsecured obligations of the Company ranking equally with the Debt Securities.



--------

* PURS is a service mark of Goldman, Sachs & Co.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of the foregoing. Unless otherwise set forth in the Prospectus Supplement, such underwriters will include Goldman, Sachs & Co. acting alone or as a representative of a group of underwriters. Goldman, Sachs & Co. may also act as agent.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described in the Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Debt Securities on a national securities exchange. In the event the Debt Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of the trading market for the Debt Securities, whether or not the Debt Securities are listed on a national securities exchange. The Prospectus Supplement with respect to any Securities will state, if known, whether or not any broker-dealer intends to make a market in such Securities. If no such determination has been made, the Prospectus Supplement will so state.

                                 LEGAL MATTERS

  The legality of the Debt Securities will be passed upon by White & Case, 1155 Avenue of the Americas, New York, New York 10036, as counsel for the Company, and by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, as counsel for any underwriters or agents.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Nellcor Puritan Bennett Incorporated appearing in the Mallinckrodt Inc. current reports on Form 8-K filed on March 2, 1998 and as amended by Form 8-K/A No. 1 dated June 17, 1998 have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included and incorporated herein by reference, except in regards to Puritan-Bennett Corporation and its subsidiaries for the period ended January 31, 1995, Infrasonics Inc. for the period ended June 30, 1995 and Aequitron Medical Inc. at April 30, 1996 and for each of the two years in the period ended April 30, 1996. The statements referred to above for Puritan-Bennett Corporation, Infrasonics Inc., and Aequitron Medical Inc. were audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included and incorporated herein by reference. The financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Nellcor Puritan Bennett Incorporated appearing in the Mallinckrodt Inc. current reports on Form 8-K/A No. 2 filed March 4, 1998, Form 8-K/A No. 3 filed March 23, 1998, and Form 8-K/A No. 4 filed June 17, 1998 have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included and incorporated herein by reference, except in regards to Puritan-Bennett Corporation and its subsidiaries assets as of January 31, 1995 and the revenue for each of the two years ended January 31, 1995, and Infrasonics Inc. assets at June 30, 1995 and revenues for each of the two years ended June 30, 1995. The statements referred to above for Puritan-Bennett Corporation, and Infrasonics Inc. were audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included and incorporated herein by reference. The financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following statement sets forth the estimated amounts of expenses, other than underwriting discounts and commissions, to be borne by Registrant in connection with the distribution of the Securities.

      Securities and Exchange Commission Registration Fee............. $147,500
      Trustee's Fees..................................................   16,000*
      Printing Expenses...............................................  100,000*
      Rating Agency Fees..............................................  100,000*
      Accounting Fees and Expenses....................................   40,000*
      Legal Fees and Expenses.........................................   75,000*
      Blue Sky Fees and Expenses......................................    5,000*
      Miscellaneous...................................................   15,000*
                                                                       --------
        Total Expenses................................................  498,500*

--------

*(Estimated)

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Corporation's Bylaws provide for indemnification, to the fullest extent permitted by applicable law, of any of its directors and officers who are, or have been, or are threatened to be, made a party to an action or proceeding, whether civil or criminal, by reason of the fact that such director or officer is a director or officer of the Corporation, against any judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, or any appeal therein. The Bylaws also provide that additional indemnification may be provided by the Corporation to other persons to the extent permitted by applicable law.

  The Corporation's Certificate of Incorporation provides that a current or former director shall not be liable to the Corporation or its shareholders for damages for any breach of duty except where liability is imposed by New York State law.

  The Corporation has insurance to indemnify its directors and officers, within the limits of the Corporation's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York. In addition, indemnity agreements are in effect with each officer of the Corporation who serves on its Employee Benefits Committee.

  Reference is made to Sections 721-726 of the New York Business Corporation Law ("B.C.L."), which are summarized below.

  Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer established that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

  Section 722 of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action, whether derivative or nonderivative, or whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. In derivative actions, the statute provides that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to indemnification.

  Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation (unless ordered by a court under Section 724 of the B.C.L.) only if authorized by the appropriate corporate action as set forth in such Section
723. Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

  Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligations which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of insurance, for a retention amount and for co-insurance. Such insurance may not provide for the indemnification, other than defense costs, of any director or officer whose deliberate and active dishonesty is held to be material to an adjudicated cause of action in a judgment adverse to the insured nor of any director or officer who personally gained in fact a financial profit or other advantage to which he was not legally entitled.

ITEM 16. EXHIBITS.

  NO.

    1.1      Form of Underwriting Agreement
    1.2      Form of Distribution Agreement
    4.1      Form of Indenture dated as of March 15, 1985, as amended and restated as of February 15, 1995, between the Company and First
             Trust Company of New York, National Association, as Trustee,
             including Form of Securities (incorporated by reference to the
             Company's Registration Statement on Form S-3 (No. 33-52821))
    5.1      Opinion of White & Case
   12.1      Computation of Ratio of Earnings to Fixed Charges*
   23.1      Consent of Ernst & Young LLP*
   23.2      Consent of Ernst & Young LLP*
   23.3      Consent of Ernst & Young LLP*
   24.4      Consent of Ernst & Young LLP*
   23.5      Consent of White & Case (included in Exhibit 5.1)
   25.1      Form T-1, Statement of Eligibility under Trust Indenture Act of
             1939

--------

*Filed herewith

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for the liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ST. LOUIS, MISSOURI, ON THE 17TH DAY OF JUNE, 1998.

                                          Mallinckrodt Inc.

                                                    /s/ C. Ray Holman
                                          By: _________________________________
                                                      C. Ray Holman
                                                  Chairman of the Board
                                                 and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following Persons, in the capacities indicated, on June 17, 1998.

             SIGNATURE                           TITLE
             ---------                           -----


       /s/  C. Ray Holman            Chairman of the Board, and
____________________________________  Chief Executive Officer
           C. Ray Holman

      /s/ Michael A. Rocca           Senior Vice President and
____________________________________  Chief Financial Officer
          Michael A. Rocca            (Principal Financial
                                      Officer)

    /s/ Douglas A. McKinney          Vice President and
____________________________________  Controller (Principal
        Douglas A. McKinney           Accounting Officer)

    /s/  Raymond F. Bentele          Director
____________________________________
         Raymond F. Bentele

     /s/  Gareth C.C. Chang          Director
____________________________________
         Gareth C.C. Chang

   /s/ William L. Davis, III         Director
____________________________________
       William L. Davis, III

      /s/  Ronald G. Evens           Director
____________________________________
          Ronald G. Evens

     /s/ Roberta S. Karmel           Director
____________________________________
         Roberta S. Karmel


             SIGNATURE                           TITLE
             ---------                           -----


     /s/ Claudine B. Malone          Director
____________________________________
         Claudine B. Malone

      /s/ Anthony Viscusi            Director
____________________________________
          Anthony Viscusi

      /s/ Mack G. Nichols            Director, President and
____________________________________  Chief Operating Officer
          Mack G. Nichols
      /s/ Brian M. Rushton           Director
____________________________________
          Brian M. Rushton

       /s/ Daniel R. Toll            Director
____________________________________
           Daniel R. Toll

                               INDEX TO EXHIBITS

EXHIBIT SEQUENTIAL PAGE NO.

  1.1      Form of Underwriting Agreement
  1.2      Form of Distribution Agreement
  4.1 Form of Indenture dated as of March 15, 1985, as amended and restated as of February 15, 1995, between the Company and First
           Trust Company of New York, National Association, as Trustee, including Form of Securities (incorporated by reference to the Company's Registration Statement on Form S-3 (No. 33-52821))
  5.1      Opinion of White & Case
 12.1      Computation of Ratio of Earnings to Fixed Charges*
 23.1      Consent of Ernst & Young LLP*
 23.2      Consent of Ernst & Young LLP*
 23.3      Consent of Ernst & Young LLP*
 23.4      Consent of Ernst & Young LLP*
 23.5      Consent of White & Case (included in Exhibit 5.1)
 25.1      Form T-1, Statement of Eligibility under Trust Indenture Act of 1939

--------

 * Filed herewith